UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 15, 2011

Energy Recovery, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34112	01-0616867
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1717 Doolittle Dr., San Leandro, CA	94577
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	510-483-7370

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 12, 2011, Thomas D. Willardson informed Energy Recovery, Inc. that he will step down as Chief Financial Officer effective June 1, 2011 in order to pursue another opportunity.

The ERI Board of Directors has appointed Alexander J. Buehler, 35, to succeed Mr. Willardson as Chief Financial Officer.  He will join the Company on May 23, 2011.  Mr. Buehler has served with Insituform Technologies, Inc. in various senior management positions, including Vice President of Europe and Vice President of Marketing, Manufacturing and Technology, since June 2004.

As Chief Financial Officer of ERI, he will receive an annual base salary of $300,000, standard company benefits and a sign-on bonus of $100,000, which must be repaid on a pro-rata basis in the event he resigns from the Company within twenty four (24) months of his start date.  He will also be eligible for an annual bonus in an amount up to 50% of his annual salary based on his achievement toward Company financial and/or other performance goals under the Company’s executive bonus plan.  On the first Wednesday of the month following his start date, he will receive options to purchase 400,000 shares of Company common stock, subject to the Company’s standard four (4) year vesting schedule.  He will also be named as a participant in the Company’s Change of Control Plan, a copy of which is on file with the Securities and Exchange Commission.  He will also be eligible for certain severance benefits if he is terminated without cause other than in connection with a Change in Control.  He will enter into the Company's standard Indemnification Agreement, the form of which is also on file with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(c) Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY RECOVERY, INC.
(Registrant)

Date:	April 15, 2011	/s/ Carolyn F. Bostick
Carolyn Bostick, VP/General Counsel